Exhibit 3.1

CERTIFICATE OF FORMATION OF
NATURAL GAS SERVICES GROUP, INC.
Natural Gas Services Group, Inc., a corporation organized and existing under the laws of the State of Texas (the “Company”), hereby certifies as follows:
1.Natural Gas Services Group, Inc., a Colorado corporation (the “Colorado Corporation”), with its registered office in the State of Colorado at 1675 Broadway, 28th Floor, Denver, CO 80202, US, was originally incorporated on December 17, 1998.
2.The Colorado Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Natural Gas Services Group, Inc.” on July 20, 2026 pursuant to a plan of conversion, under which the Colorado Corporation converted to the Company.
ARTICLE I
The name of the Company is Natural Gas Services Group, Inc. The Company is a for-profit corporation.
ARTICLE II
The address of the Company’s initial registered office in the State of Texas is 211 East 7th Street, Suite 620, Austin, Texas 78701. The name of its initial registered agent at such address is Corporation Service Company (d/b/a CSC-Lawyers Incorporating Service Company). The initial mailing address of the Company is 601 State Street,Suite 400, Southlake, Texas 76092.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (“TBOC”), as the same exists or as may hereafter be amended from time to time.
ARTICLE IV
The total number of shares of capital stock the Company has authority to issue is (i) 30,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
ARTICLE V
A.COMMON STOCK
The terms and provisions of the Common Stock are as follows:
1.    Definitions. For purposes of the Certificate of Formation, the following definitions shall apply:
(a)    “Board of Directors” shall mean the board of directors of the Company.
(b)    “Certificate of Formation” shall mean the certificate of formation of the Company, as the same may be amended or supplemented from time to time.
(c)    Bylaws” shall mean the bylaws of the Company as the same may be amended or supplemented from time to time.
2.    Voting.
(a)    Voting Powers. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held as of the applicable record date.
(b)    Vote for a Fundamental Business Transaction. The affirmative vote of the holders of a majority of the total voting power represented by the outstanding capital stock of the Company entitled to vote thereon, and without a separate class vote by the Common Stock or Preferred Stock, except as may be required by the TBOC, shall be sufficient to approve, authorize, adopt, or to otherwise cause the Company to take, or affirm the Company’s taking of any “fundamental business transaction” as defined under the TBOC.
(c)    Adjustment in Authorized Common Stock or Preferred Stock. Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock then outstanding, as applicable) by an affirmative vote of the holders of a majority of the total

Exhibit 3.1

voting power represented by the outstanding capital stock of the Company entitled to vote thereon, and without a separate class vote by the Common Stock or Preferred Stock, except as may be required by the TBOC.
3.     Additional Rights.
(a)     Dividends and Distributions. The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property, or capital stock of the Company) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions
(b)     Dissolution, Liquidation or Winding Up. In the event of any voluntary or involuntary liquidation. dissolution, or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.
B.PREFERRED STOCK
The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE VI
1.    General Powers. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.
2.    Number of Directors; Initial Directors; Term; Election.
(a)    The number of directors that constitute the whole Board of Directors shall be determined in the manner set forth in the Bylaws. The Board of Directors currently consists of seven directors, and the names and addresses of such directors are:
Name      Address
Don Tringali          601 State Street, Suite 400, Southlake, TX 76092
Georganne Hodges     601 State Street, Suite 400, Southlake, TX 76092
J. Anthony Gallegos, Jr.     601 State Street, Suite 400, Southlake, TX 76092
Jean Holley     601 State Street, Suite 400, Southlake, TX 76092
Justin Jacobs     601 State Street, Suite 400, Southlake, TX 76092
Nigel Jenvey     601 State Street, Suite 400, Southlake, TX 76092
John E. Jackson        601 State Street, Suite 400, Southlake, TX 76092

Exhibit 3.1

(b)    The directors shall be elected by a majority vote of the shareholders present in person or represented by proxy at the meeting with quorum present and entitled to vote thereon, for one-year terms expiring at the next succeeding annual meeting of shareholders, subject to their earlier death, resignation, or removal.
ARTICLE VII
1.Action by Written Consent of Shareholders. Any action required by the TBOC to be taken at any annual or special meeting of shareholders of the Company, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock representing sixty-five percent (65%) of the outstanding capital stock of the Company entitled to vote thereon.
2.Special Meetings. Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, special meetings of shareholders of the Company may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer) or by the holders of not less than twenty percent (20%) of the Company’s then outstanding shares of capital stock entitled to vote at such special meeting.
3.Advance Notice of Shareholder Business. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Company shall be given in the manner provided in the Bylaws.
4.No Cumulative Voting. No shareholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
To the fullest extent permitted by the TBOC, as the same exists or as may hereafter be amended from time to time, no director or officer of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Formation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Company is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers, employees and agents of the Company (and any other persons to which the TBOC permits the Company to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise
A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Formation or the Bylaws shall not be eliminated or impaired by an amendment to this Certificate of Formation or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
ARTICLE X
The Company elects not to be governed by Section 21.606 of the TBOC.
ARTICLE XI
1.Except as provided in Article VIII and Article IX above, the Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Formation by the affirmative vote of the holders of a majority of the total voting power represented by the outstanding capital stock of the Company entitled to vote thereon, and all rights conferred upon shareholders herein are granted subject to this reservation.

Exhibit 3.1

2.     Notwithstanding any provision of the Certificate of Formation, the Bylaws or any provision of law that might otherwise permit a lesser vote, the affirmative vote of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required for the shareholders of the Company to amend, alter, change or repeal any provision of the Bylaws, provided however, that the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of voting power of the outstanding capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required for the shareholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with Article V of the Bylaws (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw).
ARTICLE XII
This document becomes effective when the document is accepted and filed by the secretary of state.

IN WITNESS WHEREOF, Natural Gas Services Group, Inc., has caused this Certificate of Formation to be signed by its duly authorized officer on July 20, 2026.

By:/s/ Justin C. Jacobs
Name: Justin C. Jacobs
Title: Chief Executive Officer